UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 6, 2010

K-V PHARMACEUTICAL COMPANY

(Exact name of registrant as specified in its charter)

Commission File Number 1-9601

Delaware	1-9601	43-0618919
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Corporate Woods Drive Bridgeton, MO	63044
(Address of principal executive offices)	(Zip Code)

(314) 645-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act.

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 9, 2010, K-V Pharmaceutical Company (the “Registrant”) announced in a press release that its Board of Directors appointed Robert E. Baldini, age 79, as a director of the Registrant, and increased the total number of board members to eight. Mr. Baldini accepted his appointment on August 6, 2010.

Robert Baldini has over fifty years of experience in the pharmaceutical industry. Mr. Baldini is considered one of the foremost marketers of pharmaceutical products, and has been personally instrumental in the introduction of over 27 pharmaceutical products into the marketplace. Mr. Baldini began his career at Pfizer and subsequently joined Geigy (which subsequently became Ciba-Geigy) where he worked in the company’s internal advertising agency, initially in market research and product management.

Following the Ciba-Geigy merger, Mr. Baldini was promoted to head of its advertising agency (C&G Advertising), where he was instrumental in building one of the strongest advertising departments in medical advertising.

Beginning in 1981, Mr. Baldini spent 14 years with Key Pharmaceuticals. Initially, Key was a small start-up company in Florida. He began as the Vice President of Marketing and Sales and was subsequently promoted to General Manager and eventually President. During Mr. Baldini’s tenure at Key, the company introduced a number of drugs into the market place including TheoDur® (over $100 million in sales), K-Dur® (over $300 million of sales) and ImDur® (over $400 million of sales). In 1986, Schering-Plough acquired Key, which became Schering’s independent respiratory and cardiovascular division. Mr. Baldini stayed with the company, ultimately serving six years as President of the division. Under Mr. Baldini’s leadership, Key’s sales force grew to over 500.

Mr. Baldini left Key in 1995 and joined Kos Pharmaceuticals (NASDAQ: KOSP) where he served as the Vice Chairman of the Board and Chief of Marketing and Sales until it was acquired in 2007 by Abbott Laboratories for over $4 billion. At Kos, Mr. Baldini was instrumental in developing and marketing the blockbuster drug Niaspan® (a $650 million pharmaceutical product) and Advicor® (extended-release niacin/lovastatin tablets).

Since 2005, Mr. Baldini has served as a member of the Board and consultant to Arisaph Pharmaceuticals, an emerging biopharmaceutical company focused on developing therapies for cancer, cardiovascular disease and diabetes. Mr. Baldini also served on the board of Espirit Pharma, prior to its acquisition by Allergan in 2007 for $370 million.

Currently, Mr. Baldini is also involved with two start-up organizations, Accubreak, an innovative pharmaceutical company which utilizes tablet technology for life-cycle management, and Dermworx’s, a dermatological company utilizing nano-technology and drug delivery systems.

Mr. Baldini was inducted into the Medical Advertising Hall of Fame and more recently into Seton Hall University’s Entrepreneur Hall of Fame. He was also named Seton Hall University’s Most Distinguished Alumnus in 2000 and the Arthritis Foundation’s Humanitarian of the Year in 1997.

Mr. Baldini holds a B.S. degree from Seton Hall University and an M.B.A. from New York University. Mr. Baldini is currently a member of the Seton Hall University Board of Regents.

In connection with his appointment, Mr. Baldini was granted stock options to purchase 7,500 shares of the Registrant’s Class A Common Stock pursuant to the Registrant’s 2001 Incentive Stock Option Plan.

A copy of the press release is attached hereto as Exhibit 99.1. The Registrant will post this Form 8-K on its Internet website at www.kvpharmaceutical.com. References to the Registrant’s website address are included in this Form 8-K and the press release only as inactive textual references and the Registrant does not intend them to be active links to its website. Information contained on the Registrant’s website does not constitute part of this Form 8-K or the press release.

Item 9.01	Financial Statements and Exhibits.

(d)	The following exhibit is furnished as part of this report:

Exhibit Number	Description

99.1	Press Release dated August 9, 2010, issued by K-V Pharmaceutical Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 12, 2010

K-V PHARMACEUTICAL COMPANY

By: /s/ Gregory J. Divis, Jr.

Gregory J. Divis, Jr.

Interim President and Interim Chief Executive Officer

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